EXHIBIT 10.1


                        SUMMARY OF DIRECTOR COMPENSATION
            As amended by the Compensation and Benefits Committee of
               Anadarko Petroleum Corporation's Board of Directors
                             Effective June 1, 2005

Director Compensation

         In connection with his or her service on the Company's Board of Directors, each non-management director is automatically issued 250 shares of deferred stock (1,000 shares annually) on the first business day of each calendar quarter. The deferred stock will be distributed in shares when the director resigns or retires from the Board. Directors will receive dividends on, and will be entitled to vote, the deferred stock.

         Upon his or her initial election to the Company's Board of Directors each non-management director is awarded an option to purchase 10,000 shares of common stock. In addition, each non-management director is awarded an annual option to purchase 3,750 shares of common stock. The exercise price for each option grant described above is equal to the fair market value on the date of the grant.

         In addition to the deferred stock and option grants, the non-management directors receive the following compensation, which he or she may elect to receive in cash, common stock or a combination of both:

     (1)  an annual Board retainer of $50,000;

     (2)  an annual Audit Committee membership retainer of $6,000;

     (3) an annual committee membership retainer of $3,000 for each of the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee;

     (4) a retainer of $15,000 for serving as the chairman of the Compensation and Benefits Committee or the Nominating and Corporate Governance Committee, a retainer of $25,000 for serving as Audit Committee chairman, a Lead Director retainer of $25,000, and a retainer of $75,000 for serving as non-executive Chairman of the Board;

     (5) a fee of $2,000 for each Board meeting attended, plus expenses related to attendance; and

     (6) a fee of $2,000 for each committee meeting attended, plus expenses related to attendance. Mr. Allison, as the non-executive Chairman of the Board, will not receive any compensation for attending committee meetings.


Stock Ownership

         In 2004, the Compensation and Benefits Committee established stock ownership guidelines that require each non-management director to own shares of the Company's common stock equivalent in value to three times the annual Board retainer. Each non-management director will have three years to comply with the stock ownership guidelines.